                                                                   EXHIBIT 10.31

                                 October 1, 1999




Mr. Andre Dahan
c/o The Dun & Bradstreet Corporation
One Diamond Hill Road
Murray Hill, NJ 07974

Dear Andre:

                  The purpose of this letter is to confirm our discussions regarding your employment as President of Dun & Bradstreet - US, which is a division of Dun & Bradstreet, Inc., a wholly owned subsidiary of The Dun & Bradstreet Corporation ("Parent" and, together with its subsidiaries, the "Company"), as follows:

                  (1) Period of Coverage. The provisions set forth in this letter will be applicable during the period beginning on the date hereof and ending on the second anniversary of the date hereof (the "Covered Period"), after which time they will be of no further force or effect.

                  (2) Salary Continuation and Related Matters in Event of Termination. (a) In the event your employment with the Company is terminated during the Covered Period under any circumstances other than those described in paragraph 3 below, you will be entitled to a Salary Continuation Benefit equal to 200% of the sum of: (i) your annual base salary in effect at the time your employment with the Company terminates; and (ii) your guideline annual bonus opportunity then in effect under the annual bonus plan in which you are then participating (irrespective of the actual operating results of the Company during the Salary Continuation Period referred to below). The foregoing Salary Continuation Benefit will be made in bi-weekly installments until the second anniversary of your termination (the "Salary Continuation Period"), payable at such times as your base annual salary would have been paid if your employment had not terminated. During the Covered Period, your annual base salary and guideline annual bonus opportunity shall not be less than the applicable amounts in effect as of the date hereof, which are $520,000 and $260,000, respectively.

Mr. Andre Dahan
October 1,1999
Page 2


                  (b) Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels in effect for you immediately prior to the termination of your employment with the Company but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that you shall pay the employee portion of any required premium payments at the level generally in effect for employees of the Company. For purposes of determining your entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, your 18-month or other period of coverage shall commence on the last day of the Salary Continuation Period.

                  (c) You will be entitled to no further grants under the Company's stock incentive plans upon termination of your employment and commencement of the Salary Continuation Period and your rights in respect of any then-existing grants under such plans shall be as specified therein.

                  (d) In the event your employment with the Company is terminated during the Covered Period under any of the circumstances described in paragraph 3 below (other than by the Company for "Cause" as referred to therein), you shall be entitled to an amount equal to the actual bonus which would have been payable to you under the annual bonus plan in which you are then participating had you remained employed through the end of the year of such termination, multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the applicable plan had your employment not terminated.

                  (e) The grant of benefits pursuant to the foregoing provisions of this paragraph (2) is conditioned upon your signing a Severance Agreement and Release substantially in the form attached to this letter as Exhibit 1 and the expiration of any revocation period set forth therein.

                  (f) In the event of your death during the Salary Continuation Period, the payments provided in this paragraph (2) shall continue to be paid to your estate at the time or times otherwise provided for herein.

                  (3) Non-Eligible Terminations. The benefits specified in paragraph (2) above (other than as described in subparagraph (d) thereof) shall not be payable in the event your employment with the Company is terminated (a) as a result of your disability (within the meaning of the long-term disability plan then applicable to you) or death, (b) as a result of a unilateral resignation by you, (c) by the Company for "Cause" (as defined below), or (d) following any sale, merger, combination, spinoff, reorganization, liquidation, dissolution or other transaction or event that constitutes a "Change in Control" (within the meaning of the letter agreement dated as of June 29, 1998 between Parent and you). For purposes of this Agreement, "Cause" shall mean (a) willful malfeasance or willful misconduct by you in connection with your employment, (b) continuing failure to perform such duties as are requested by any employee to whom you report or the Company's board of directors; provided such duties

Mr. Andre Dahan
October 1,1999
Page 3


are consistent with your duties, responsibilities and/or authority as President of Dun & Bradstreet - US, (c) failure by you to observe material policies of the Company applicable to you or (d) your conviction in a court of competent jurisdiction of (i) any felony or (ii) any misdemeanor involving moral turpitude.

                  (4) Future ETP Eligibility. In the event your employment with the Company continues as of the expiration of the Covered Period, you shall be eligible for participation in the Parent's Executive Transition Plan (the "ETP") in respect of periods thereafter in accordance with the terms and conditions specified in the ETP.

                  (5) Career Transition Plan. In consideration of the benefit rights granted to you above, you hereby relinquish your right to benefits under Parent's Career Transition Plan.

                  (6) Supplemental Executive Benefit Plan. Unless you unilaterally resign your employment with the Company during the Covered Period (in which event this paragraph (6) shall be of no force or effect), your Credited Service (as defined for purposes of Parent's Supplemental Executive Benefit Plan) shall in all events be deemed to include a period of at least five years.

                  (7) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  (8) Mitigation. You shall not be required to mitigate the amount of any payments or benefits provided for hereunder, subject to your compliance with the Severance Agreement and Release referred to in subparagraph
(e) above, by seeking employment with any person or otherwise, nor shall the amount of any such payments or benefits be reduced by any compensation, benefit or other amount earned by, accrued for or paid to you as the result of your employment by or consultancy or other association with any other person during the Salary Continuation Period.

                  (9) Indemnification. The Company shall indemnify and hold you harmless from and against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred by you by reason of your being made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of any act or omission to act by you during your employment with the Company or otherwise by reason of the fact that you are or were a director or officer of the Company to the fullest extent and in the manner set forth and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect and the Company's charter and bylaws. This provision shall survive any termination of your employment and deemed termination of this Agreement.

                  (10) Governing Law/Arbitration. The interpretation and application of the terms herein shall be governed by the laws of the State of New York without regard to principles

Mr. Andre Dahan
October 1,1999
Page 4

of conflict of laws. Any disagreement or controversy arising out of or relating to the terms of this Agreement shall be submitted for resolution to arbitration before a single arbitrator with knowledge of employment law mutually selected by you and the Company. The arbitration shall be held in the City of New York. The award rendered in said proceeding shall be made in writing and shall be final and binding upon both parties, and judgment upon the award may be entered in any court having jurisdiction thereof. The fees and expenses, if any, of the arbitrators shall be borne equally by the parties.

                  (11) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. If the foregoing terms of employment are acceptable, please so indicate in the space provided below.


                  If the foregoing is consistent with your understanding, please so indicate in the space provided on the duplicate of this letter and return such duplicate to us, whereupon this letter will constitute a binding agreement between us as of the date first above written.

                                               Very truly yours,

                                               THE DUN & BRADSTREET CORPORATION

                                               By:/s/ Volney Taylor
                                                  -----------------------------
                                                       Volney Taylor
                                                       Chairman and Chief
                                                       Executive Officer


Confirmed and Agreed:
/s/ Andre Dahan
--------------------
    Andre Dahan

               THE DUN & BRADSTREET EXECUTIVE TRANSITION PLAN
                            (AS AMENDED AND RESTATED)


            The Dun & Bradstreet Corporation (the "Company") wishes to define those circumstances under which it will provide assistance to an Eligible Employee in the event of his or her Eligible Termination (as such terms are defined herein). Accordingly, the Company hereby establishes The Dun & Bradstreet Executive Transition Plan (the "Plan").

            SECTION 1  -  DEFINITIONS

            1.1 "Administrative Committee" shall mean a committee of Company management employees heretofore established by the Committee.

            1.2 "Cause" shall mean (a) willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment, (b) continuing failure to perform such duties as are requested by any employee to whom the Eligible Employee reports or the Company's board of directors, (c) failure by the Eligible Employee to observe material policies of the Company applicable to the Eligible Employee or (d) the commission by an Eligible Employee of (i) any felony or (ii) any misdemeanor involving moral turpitude.

            1.3 "Committee" shall mean the Executive Compensation and Stock Option Committee of the Board of Directors of the Company.

            1.4 "Eligible Employee" shall mean the Chief Executive Officer of the Company and such other executive officers of the Company or its affiliates as are designated in writing by the Chief Executive Officer.

            1.5 "Eligible Termination" shall mean (a) an involuntary termination of employment with the Company by reason of a reduction in force program, job elimination or unsatisfactory performance in the execution of an Eligible Employee's duties or (b) a resignation mutually agreed to in writing by the Company and the Eligible Employee. Notwithstanding the foregoing, an Eligible Termination shall not include (w) a unilateral resignation, (x) a termination by the Company for Cause, (y) a termination as a result of a sale (whether in whole or in part, of stock or assets), merger or other combination, spinoff, reorganization or liquidation, dissolution or other winding up or other similar transactions involving the Company; provided however, that a termination of employment as a result of a Change in Control and during the Change in Control Period shall not be covered by this clause (y), or (z) any termination where an offer of employment is made to the Eligible Employee of a comparable position at the Company.

            1.6 "Salary" shall mean an Eligible Employee's annual base salary at the time his or her employment terminates, except as otherwise provided in Schedule A hereto.

            1.7 "Severance and Release Agreement" shall mean an agreement signed by the Eligible Employee substantially in the form attached hereto as Exhibit 1. Notwithstanding the foregoing, the Company may, by action of its chief human resources officer or chief legal counsel, modify the form of Severance and Release Agreement to be signed by any Eligible Employee in a manner approved by the Administrative Committee.

            SECTION 2  -  SEVERANCE BENEFITS

            2.1 Subject to the provisions of this Section 2, in the event of an Eligible Termination, an Eligible Employee shall be entitled to receive from the Company the benefits set forth on Schedule A hereto.

            2.2 The grant of severance benefits pursuant to Section 2.1 hereof is conditioned upon an Eligible Employee's (a) signing a Severance and Release Agreement and the expiration of any revocation period set forth therein and, (b) relinquishment of any right to benefits under the Dun & Bradstreet Career Transition Plan.

            2.3 Notwithstanding any other provision contained herein (except as set forth in this Section 2.3), the Chief Executive Officer of the Company may, at any time, take such action as such officer, in such officer's sole discretion, deems appropriate to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to Schedule A or otherwise modify the terms and conditions applicable to an Eligible Employee under this Plan provided that the Chief Executive Officer reports any reduction or increase in benefits or other modification of the terms and conditions hereof to the Committee and provided further that with respect to benefits payable, or other modifications applicable, to the Chief Executive Officer, only the Committee may take such action. Benefits granted hereunder may not exceed an amount nor be paid over a period which would cause the Plan to be other than a "welfare benefit plan" under section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

            2.4 In the event the Company, in its sole discretion, grants an Eligible Employee a period of inactive employee status, then, in such event, any amounts paid to such Eligible Employee during any such period shall offset the benefits payable under this Plan. For this purpose, a period of inactive employee status shall mean the period beginning on the date such status commences (of which the Eligible Employee shall be notified) and ending on the date of such Eligible Employee's termination of employment.

            SECTION 3  -  AMENDMENT AND TERMINATION

            3.1 The Company reserves the right to terminate the Plan at any time and without any further obligation by action of its board of directors or such other person or persons to whom the board properly delegates such authority.

            3.2 The Company shall have the right to modify or amend the terms of the Plan at any time, or from time to time, to any extent that it may deem advisable by action of its board of directors, the Committee or such other person or persons to whom the board or the Committee properly delegates such authority.

            3.3 All modifications of or amendments to the Plan shall be in writing.

            SECTION 4  -  ADMINISTRATION OF THE PLAN

            4.1 The Committee shall be the Plan Administrator and shall have the exclusive right, power and authority to:

            (a) interpret, in its sole discretion, any and all of the provisions of the Plan;

            (b)   establish a claims and appeals procedure; and

            (c) consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for severance benefits arising under the Plan.

Any decision or action of the Committee pursuant to this Section 4.1 shall be conclusive and binding on any affected person.

            4.2 The Committee may, in its sole discretion, cause the Administrative Committee or its designee to function as the Committee for purposes of this Section 4.

            4.3 The Company shall indemnify any individual who is a director, officer or employee of the Company or any affiliate, or his or her heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties with respect to the Plan, provided that any act or omission giving rise to such claim, action, suit or proceeding does not constitute willful misconduct or is not performed or omitted in bad faith.

            SECTION 5  -  MISCELLANEOUS

            5.1 Neither the establishment of the Plan nor any action of the Company, the Committee, or any fiduciary shall be held or construed to confer upon any person any legal right to continue employment with the Company. The Company expressly reserves the right to discharge any employee whenever the interest of the Company, in its sole judgment, may so require, without any liability on the part of the Company, the Committee, or any fiduciary.

            5.2 Benefits payable under the Plan shall be paid out of the general assets of the Company or an affiliate. The Company need not fund the benefits payable under this Plan; however, nothing in this Section 5.2 shall be interpreted as precluding the Company from funding or setting aside amounts in anticipation of paying such benefits. Any benefits payable to an Eligible Employee under this Plan shall represent an unsecured claim by such Eligible Employee against the general assets of the Company that employed such Eligible Employee.

            5.3 The Company shall deduct from the amount of any severance benefits payable hereunder the amount required by law to be withheld for the payment of any taxes and any other amount, properly to be withheld.

            5.4 Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by the Eligible Employee. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void.

            5.5 This Plan shall be interpreted and applied in accordance with the laws of the State of New York, except to the extent superseded by applicable federal law.

            5.6 This Plan will be of no force or effect to the extent superseded by foreign law.

            5.7 This Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company (whether written or unwritten). Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of any written individual employment contracts or written agreements between an Eligible Employee and the Company. Benefits payable under the Plan shall be offset by any other severance or termination payment made by the Company including, but not limited to, amounts paid pursuant to any agreement or law.

            5.8 This Plan, as amended and restated, shall be effective as of February 19, 1997.

                                                                       Exhibit 1


                         SEVERANCE AGREEMENT AND RELEASE


            THIS SEVERANCE AGREEMENT AND RELEASE, made by and between (hereinafter referred to as "Employee"), and The Dun & Bradstreet
Corporation (hereinafter deemed to include its worldwide subsidiaries and affiliates and referred to as "the Company").

            WITNESSETH THAT:

            WHEREAS, Employee has been employed by the Company since the date specified in the Appendix; and

            WHEREAS, the parties to this Agreement desire to enter into an agreement in order to provide certain benefits and salary continuation to Employee;

            NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:


            1. Employee's employment with the Company, and Employee's membership on any committees, is terminated effective on the date specified in the Appendix.

            2. Effective on the date set forth in the Appendix, Employee will incur an "Eligible Termination" under The Dun & Bradstreet Executive Transition Plan (the "Plan"), a summary plan description of which Employee hereby acknowledges receipt, and will, accordingly, be entitled to the benefits set forth therein subject to the terms and conditions of such Plan. A summary of the benefits to which Employee is entitled under the Plan is set forth in the Appendix.

            3. Through the Termination Date specified in the Appendix, Employee will be reasonably available to consult on matters, and will cooperate fully with respect to any claims, litigations or investigations, relating to the Company. No reimbursement for expenses incurred after the commencement of a period of inactive employee status, or if there is no such period, after termination of employment, shall be made to Employee unless authorized in advance by the Company.

            4. Employee agrees that until the Termination Date Employee will not become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and the Employee's ownership interest is not in excess of 2% of the company whose shares are being purchased), employee, officer, director or consultant of or to a corporation, or a member or an employee of or a consultant to a partnership or any other business or firm, which competes with any of the businesses owned or operated by the Company; nor if Employee becomes associated with a company, partnership or individual which company, partnership or individual acts as a consultant to businesses in competition with the Company will Employee provide services to such competing businesses. The restrictions contained in this paragraph shall apply whether or not Employee accepts any form of compensation from such competing entity or consultant. Employee also agrees that until the Termination Date Employee will not recruit or solicit any customers of the Company to become customers of any business entity which competes with any of the businesses owned or operated by the Company. In addition, Employee agrees that until the Termination Date neither Employee nor any company or entity Employee controls or manages, shall recruit or solicit any employee of the Company to become an employee of any business entity.

            5. If Employee performs services for an entity other than the Company at any time prior to the Termination Date (whether or not such entity is in competition with the Company), Employee shall notify the Company on or prior to the commencement thereof. To "perform services" shall mean employment or services as a full-time employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation. For purposes of this paragraph 5 only, "Company" shall mean The Dun & Bradstreet Corporation and any other affiliated entity more than 50% of the voting interests of which are owned, directly or indirectly, by The Dun & Bradstreet Corporation and which has elected to participate in The Dun & Bradstreet Career Transition Plan by action of its board of directors.

            6. Employee agrees that Employee will not directly or indirectly disclose any proprietary or confidential information, records, data, formulae, specifications and other trade secrets owned by the Company, whether oral or written, to any person or use any such information, except pursuant to court order (in which case Employee will first provide the Company with written notice of such). All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company shall remain the sole property of the Company and shall not be removed from the premises of the Company. Employee further agrees to return to the Company any property of the Company which Employee may have, no matter where located, and not to keep any copies or portions thereof.

            7. Employee shall not make any derogatory statements about the Company and shall not make any written or oral statement, news release or other announcement relating to Employee's employment by the Company or relating to the Company, its subsidiaries, customers or personnel, which is designed to embarrass or criticize any of the foregoing.

            8. Employee agrees that in the event of any breach of the covenants contained in paragraphs 3, 4, 5, 6 or 7 in addition to any remedies that may be available to the Company, the Company may cease all payments required to be made to Employee under the Plan and recover all such payments previously made to Employee pursuant to the Plan. The parties agree that any such breach would cause injury to the Company which cannot reasonably or adequately be quantified and that such relief does not constitute in any way a penalty or a forfeiture.

            9. Employee, for Employee, Employee's family, representatives, successors and assigns releases and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, which Employee had, now has or may have against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan, from the beginning of Employee's employment to and including the date of this Agreement relating to or arising out of Employee's employment with the Company or the termination of such employment other than a claim with respect to a vested right Employee may have to receive benefits under any plan maintained by the Company. Employee represents that Employee has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan.

            10. Employee covenants that neither Employee, nor any of Employee's respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, nor will Employee seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect Employee's future right to enforce appropriately the terms of this Agreement in a court of competent jurisdiction.

            11. Employee acknowledges that (a) Employee has been advised to consult with an attorney at Employee's own expense before executing this Agreement and that Employee has been advised by an attorney or has knowingly waived Employee's right to do so, (b) Employee has had a period of at least twenty-one (21) days within which to consider this Agreement, (c) Employee has a period of seven (7) days from the date that Employee signs this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Employee fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement, (e) Employee is receiving greater consideration hereunder than Employee would receive had Employee not signed this Agreement and that the consideration hereunder is given in exchange for all of the provisions hereof and (f) the waiver or release by Employee of rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, The Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Employee has granted hereunder. Employee understands and agrees that the Company's payment of money and other benefits to Employee and Employee's signing of this Agreement does not in any way indicate that Employee has any viable claims against the Company or that the Company admits any liability whatsoever.

            12. This Agreement constitutes the entire agreement of the parties and all prior negotiations or representations are merged herein. It shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither this Agreement nor any rights hereunder shall be assignable by Employee without the Company's written consent. In addition, this Agreement supersedes any prior employment or compensation agreement, whether written, oral or implied in law or implied in fact between Employee and the Company, other than those contracts and agreements excepted from the application of section 5.7 of the Plan pursuant to the terms of such section, which prior agreements are hereby terminated.

            13. If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid.

            14. This Agreement shall be construed in accordance with the laws of the State of New Jersey, except to the extent superseded by applicable federal law.

            15. This Agreement shall terminate in its entirety any Change in Control Agreement between the Company and Employee.

            IN WITNESS WHEREOF, Employee and The Dun & Bradstreet Corporation, by its duly authorized agent, have hereunder executed this Agreement.


Dated:


                                              --------------------------------
                                              Employee


                                              THE DUN & BRADSTREET CORPORATION


                                              --------------------------------
                                              Title:

                                                                        Appendix

                         Summary of Benefit Entitlements
                           Under The Dun & Bradstreet
                            Executive Transition Plan


Employment with                              ______________________________
Company Since:

Effective Date                               ______________________________
of Eligible Termination:

Positions Terminated:                        ______________________________

Salary Continuation:                         $____ per week for 104  weeks

Welfare Benefit Continuation:                [LIST NAMES OF MEDICAL, DENTAL, LIFE
                                             PLANS UNDER WHICH EMPLOYEE COVERED]

Annual Bonus Payment:                        [X] 12 of the annual bonus
                                             otherwise payable to you at time of
                                             normal payment.

Long-Term Bonus Payments:                    [X]/[Y] of the long-term bonus
                                             otherwise payable to you for the
                                             _______ cycles at time of normal
                                             payment.

Executive Outplacement:                      As provided by the Company.

Financial Planning/Counseling:

      THE DESCRIPTION OF BENEFITS CONTAINED IN THIS APPENDIX IS ONLY A SUMMARY AND IS SUBJECT TO THE TERMS AND CONDITIONS OF THE PLAN. REFER TO YOUR SUMMARY PLAN DESCRIPTION FOR MORE DETAIL.

                                   SCHEDULE A


            An Eligible Employee entitled to benefits hereunder shall, subject to Section 2 of the Plan, receive the following:

            1.    Salary Continuation

            The Eligible Employee shall receive 104 weeks of Salary continuation, provided, however, that for purposes of determining the Salary continuation amount, in the event the Eligible Employee has incurred an Eligible Termination other than by reason of unsatisfactory performance, "Salary" shall include the Eligible Employee's guideline annual bonus opportunity under the applicable Annual Incentive Plan (as defined in paragraph 3 hereof) for the year of termination, payment of which will be prorated annually over a period equal to the number of weeks of Salary continuation (the "Salary Continuation Period") and made at the same time as other Salary continuation amounts. Salary continuation hereunder shall be paid at the times the Eligible Employee's Salary would have been paid if employment had not terminated, over the Salary Continuation Period. In the event the Eligible Employee performs services for an entity other than the Company or a Participating Company during the Salary Continuation Period, such employee shall notify the Company on or prior to the commencement thereof. For purposes of this Schedule A, to "perform services" shall mean employment or services as a full-time employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation (other than the Company or a Participating Company). All Salary continuation payments shall cease upon re-employment by the Company or a Participating Company. For purposes of this paragraph 1, a "Participating Company" shall mean the Company or any other affiliated entity more than 50% of the voting interests of which are owned, directly or indirectly, by the Company and which has elected to participate in The Dun & Bradstreet Corporation Career Transition Plan.

            2.    Welfare Benefit Continuation

            Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Company for such benefits. For purposes of determining an Eligible Employee's entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, such employee's 18-month or other period of coverage shall commence on his or her termination of employment.

            3.    Annual Bonus Payment

            Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination may be paid in an amount equal to the actual bonus which would have been payable to the Eligible Employee under the annual bonus plan in which he or she participates (the "Annual Incentive Plan") had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan not on a calendar year basis.

            4.    Long-Term Awards

            Cash payments shall be made to an Eligible Employee as set forth in this paragraph in respect of "Units" (as such term is defined in the Key Employees Performance Unit Plan for The Dun & Bradstreet Corporation and Subsidiaries (the "PUP")) otherwise payable under the PUP had the Eligible Employee remained employed through the end of the applicable "Award Period" (as defined in the PUP) in the event the Eligible Employee was employed by a Participating Company for at least half the applicable Award Period. In such event, cash payments shall be made to an Eligible Employee in amounts equal to the value of the Units, as earned, otherwise payable under the PUP had the employee remained employed through the end of the applicable Award Period multiplied by a fraction the numerator of which is the number of full months of employment with a Participating Company from the beginning of the Award Period to termination of employment, and the denominator of which is the number of full months in the Award Period. Such payments shall be made at the times the Units in respect of which such payments are made would otherwise be payable under the PUP had employment not terminated. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. Nothing contained herein shall reduce any amounts otherwise required to be paid under the PUP except to the extent such amounts are paid hereunder.

            5.    Death

            Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraphs 1, 3 and 4 of this Schedule shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

            6.    Other Benefits

            The Eligible Employee shall be entitled to such executive outplacement services during the Salary Continuation Period as shall be provided by the Company.

During the Salary continuation period, financial planning/counseling shall be afforded to the Eligible Employee to the same extent afforded immediately prior to termination of employment in the event the Eligible Employee incurred an Eligible Termination other than by reason of unsatisfactory performance.

            7.    No Further Grants, Etc.

            Following an Eligible Employee's termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by the Company including, but not limited to, any Annual Incentive Plan, any PUP, or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan of the Company. Any unvested or unexercised options, unvested restricted stock and all other benefits under any plan or program maintained by the Company (including, but not limited to, any Annual Incentive Plan, any Long-Term Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by an Eligible Employee at the time of his or her termination of employment, shall be treated in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued.


                                      -3-